SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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United Community Financial Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 28, 2011
VOTING RIGHTS
ELECTION OF DIRECTORS
INCUMBENT DIRECTORS
BOARD MEETINGS AND COMMITTEES
BOARD LEADERSHIP STRUCTURE AND RISK OVERSIGHT
DIRECTOR COMPENSATION
EXECUTIVE OFFICERS
COMPENSATION OF EXECUTIVE OFFICERS
OWNERSHIP OF UCFC SHARES
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDIT COMMITTEE REPORT
SELECTION OF AUDITORS
AUDIT FEES
PROPOSALS OF SHAREHOLDERS, COMMUNICATIONS WITH THE BOARD OF DIRECTORS AND OTHER MATTERS

UNITED COMMUNITY FINANCIAL CORP.
275 West Federal Street
Youngstown, Ohio 44503-1203
(330) 742-0500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2011 Annual Meeting of Shareholders of United Community Financial Corp. will be held at Mr. Anthony’s, 7440 South Avenue, Boardman, Ohio, on April 28, 2011, at 10:00 a.m., Eastern Time, for the following purposes, all of which are more completely set forth in the accompanying proxy statement:

1. To re-elect three directors of UCFC for terms expiring in 2014;

2. To ratify the selection of Crowe Horwath LLP as the auditors of UCFC for the current fiscal year; and

3. To transact such other business as may properly come before the Annual Meeting.

Only shareholders of record at the close of business on March 11, 2011, will be entitled to vote at the Annual Meeting. Whether or not you expect to attend the Annual Meeting, we urge you to consider the accompanying proxy statement carefully and to SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING MAY BE ASSURED. Submitting a proxy does not affect your right to vote in person in the event you attend the Annual Meeting.

By Order of the Board of Directors

Jude J. Nohra
General Counsel & Secretary

Youngstown, Ohio
March 28, 2011

United Community Financial Corp.
275 West Federal Street
Youngstown, Ohio 44503-1203
(330) 742-0500

PROXY STATEMENT

PROXIES

The Board of Directors of United Community Financial Corp., an Ohio corporation, is soliciting the enclosed proxy for use at the 2011 Annual Meeting of Shareholders of UCFC to be held at Mr. Anthony’s, 7440 South Avenue, Boardman, Ohio, on April 28, 2011, at 10:00 a.m., Eastern Time, and at any adjournments thereof.

Each properly executed proxy received prior to the Annual Meeting and not revoked will be voted as specified thereon or, in the absence of specific instructions to the contrary and so long as the proxy does not represent a broker non-vote, will be voted:

“FOR” the re-election of Richard J. Buoncore, Richard J. Schiraldi and David C. Sweet, as directors of UCFC for terms expiring in 2014; and

“FOR” the ratification of the selection of Crowe Horwath LLP as the auditors of UCFC for the current fiscal year.

Proxies may be revoked by (a) delivering a written notice expressly revoking the proxy to the Secretary of UCFC at the above address prior to the Annual Meeting, (b) delivering a later dated proxy to UCFC at the above address prior to the Annual Meeting or (c) attending the Annual Meeting and voting in person. Proxies may be solicited by the directors, officers and other employees of UCFC and The Home Savings and Loan Company of Youngstown, Ohio, a wholly-owned subsidiary of UCFC, in person or by telephone, telecopy, telegraph or mail, only for use at the Annual Meeting. All solicitation costs will be borne by UCFC.

In some cases, UCFC has multiple shareholders of record at a single address. UCFC sends a single annual report and proxy statement to that address unless it receives instructions to the contrary. However, each shareholder of record will continue to receive a separate proxy card. This practice, known as “householding,” is designed to reduce printing and postage costs. If you wish to receive a separate copy of this year’s annual report or proxy statement, you may request it by writing to the Secretary of UCFC at the above address or calling (330) 742-0500. If you wish to discontinue householding entirely, you may contact Registrar and Transfer Company by telephone at 1-800-368-5948, by e-mail at info@rtco.com, or by written instructions sent to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572. If you receive multiple copies of the annual report and proxy statement, you may request householding by contacting Registrar and Transfer as noted above. If your shares are held in street name through a bank, broker or other holder of record, you may request householding by contacting that bank, broker or other holder of record.

This proxy statement is first being mailed to the shareholders of UCFC on or about March 31, 2011.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 28, 2011

The Proxy Statement, the Form 10-K for the year ended December 31, 2010, and the 2010 Annual Report to shareholders are available at http://www.cfpproxy.com/4576.

VOTING RIGHTS

Only shareholders of record as of the close of business on March 11, 2011, are entitled to vote at the Annual Meeting. As of the Voting Record Date, there were 30,951,032 votes entitled to be cast at the Annual Meeting. Each share is entitled to one vote at the Annual Meeting on all matters properly presented at the meeting.

Shares represented by properly executed proxies returned to UCFC prior to the Annual Meeting will be counted toward the establishment of a quorum for the Annual Meeting even though they are marked “ABSTAIN” or “AGAINST” or to withhold authority on any or all matters or are not marked at all.

“Broker non-votes” are shares held of record by brokers or other nominees that are present in person or by proxy at the meeting, but are not voted because instructions have not been received from the beneficial owner with respect to a particular matter over which the broker or nominee does not have discretionary authority to vote. Broker non-votes are counted toward the establishment of a quorum. If you do not return a proxy card and your shares are held in “street name,” your broker may be permitted, under the applicable rules of the self regulatory organizations of which it is a member, to vote your shares in its discretion on certain matters that are deemed to be routine, such as ratification of the appointment of our independent auditors. However, because of a rule change that became effective on January 1, 2010, your broker no longer has discretionary authority to vote your shares in the election of directors. We encourage you to promptly provide your broker or other nominee with voting instructions if you want your shares voted in the election of directors and to carefully follow the instructions your broker gives you pertaining to their voting procedures.

Those shares represented by properly executed proxies received prior to the Annual Meeting and not revoked will be voted as directed by the shareholder. All valid proxies received prior to the Annual Meeting that do not specify how shares should be voted will be voted FOR the Board’s nominees and FOR the ratification of the selection of Crowe Horwath, unless the proxy represents a broker non-vote.

Directors are elected by a plurality of the votes cast with a quorum present. This means that if there are more nominees than director positions to be filled, the nominees for whom the most votes are cast will be elected. No shareholder may cumulate votes in the election of directors.

The affirmative vote of the holders of a majority of the shares of UCFC represented in person or by proxy at the Annual Meeting is necessary to ratify the selection of Crowe Horwath as the auditors of UCFC for the current fiscal year.

ELECTION OF DIRECTORS

Criteria and Diversity

In considering whether to recommend to the Board any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by shareholders, the Nominating and Governance Committee will seek candidates that are in the best interests of UCFC, Home Savings and UCFC’s shareholders, and it will apply the criteria set forth in UCFC’s Nominating and Governance Committee Charter and Corporate Governance Guidelines (both of which can be obtained by following the link on UCFC’s investor relations web page http://www.ucfconline.com/SNL-speedbump.asp).

The Nominating and Governance Committee makes recommendations to the Board regarding the size and composition of the Board. The Committee reviews annually (or more often as necessary) with the Board the composition of the Board as a whole and recommends, if necessary, steps to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole and contains at least the minimum number of independent directors required by applicable laws, rules and regulations.

Although UCFC does not have a specific diversity policy for recruitment of directors, the Charter specifies that the Nominating and Governance Committee should seek candidates with diverse experiences, as described below. The Charter also identifies certain skills and experience desired in a new director, such as financial services experience, community involvement, marketing or sales experience, financial expertise, significant business or real estate experience, technological knowledge or business development expertise.

Pursuant to the Charter, the Nominating and Governance Committee is charged with seeking candidates who, both individually and as a group:

•	Meet UCFC’s strategic needs and will be effective in meeting the long term interests of UCFC and its shareholders;

•	Possess the highest personal values, judgment and integrity;

•	Have an understanding of the regulatory and policy environment in which UCFC and Home Savings operate; and

•	Have diverse experience in the key business, financial and other challenges that face UCFC and Home Savings.

In addition, the Governance Guidelines set forth a number of standards that should be used to assess director qualifications, including whether the candidate:

•	Has experience as a Chief Executive Officer, member of senior management or director of a nationally recognized or otherwise significant business or a financial services, accounting, educational or not-for-profit organization;

•	Has particular skills, expertise or personal financial wherewithal that enhance the overall composition of the Board;

•	Is a member of any other publicly held corporation’s boards or audit committees, which membership is limited to no more than four boards and two audit committees;

•	Is affiliated with a service provider to UCFC; and

•	Owns any common shares of UCFC.

If a candidate does not own UCFC common shares, he or she must acquire at least three times the value of the annual retainer paid to directors within three years of joining the Board. This minimum share ownership level will be adjusted in the event the annual retainer is adjusted. If a director disposes of any shares and falls below such level, the director’s fees shall be used to acquire additional shares, subject to applicable Federal and state securities laws and regulations, until such time as he or she has acquired the minimum share ownership level. In the event a director has not acquired the requisite number of shares within the required time frame, and no exception is granted by the Chairman of the Board for good reason, the director’s fees will be used to acquire the minimum share ownership level, subject to applicable Federal and state securities laws and regulations, until such time as he or she has acquired the minimum share ownership level.

The Nominating and Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. UCFC believes that a Board composed of directors with a wide variety of skills, expertise and professional and civic backgrounds contributes to the overall success of UCFC by providing a variety of perspectives on issues facing the Board and UCFC, and it allows the Board to fulfill its responsibilities to shareholders, employees and the communities it serves. No nominee is discriminated against on the basis of his or her race, religion, national origin, sexual orientation, disability or on any other basis proscribed by applicable law or regulation. Directors should be able to commit the requisite time for preparation and attendance at regularly scheduled Board and Committee meetings and be able to participate in other Board and Company matters necessary to ensure good corporate governance is practiced and the needs of the Company and its shareholders are met.

The Governance Guidelines also provide, among other things, that a director who reaches the age of 75 before the end of such director’s term shall retire on or before the first annual meeting of shareholders at which such director would stand for reelection by shareholders. However, an existing director over the age of 70 as of January 2009, when the Governance Guidelines were adopted, may remain a director for a period of five years from the date of the adoption. Thereafter, the director must retire at the first annual meeting of shareholders following January 2014.

UCFC encourages all directors to attend the annual meeting of shareholders. All of UCFC’s directors attended the 2010 Annual Meeting of Shareholders.

Recruitment, Appointment and Recommendation regarding Directors

During 2010, UCFC and Home Savings had two directors retire and one director resign from the Board of Directors. As previously disclosed, Clarence R. Smith did not sit for reelection and retired as of last year’s Annual Meeting of Shareholders. Mr. Smith had served as a director of UCFC from March of 2005 (and as a director of Home Savings from May 1976) until his retirement in April 2010. His dedication and loyalty to UCFC, Home Savings and the communities we serve is unparalleled, and the Board and management sincerely miss his guidance, leadership and generosity of spirit.

As previously disclosed on September 8, 2010, in a letter dated September 2, 2010, received by UCFC on September 7, 2010, F. Scott O’Donnell resigned his position as a member of the Board of Directors of UCFC and Home Savings, effective September 2, 2010. Mr. O’Donnell resigned to pursue personal interests.

Additionally, Douglas M. McKay retired from UCFC as Chairman of the Board, President and CEO and as Chairman of the Board of Home Savings on December 31, 2010. Mr. McKay’s lifelong employment history with the Company, his family legacy and his dedication and loyalty to UCFC and Home Savings are a testament to his deep commitment to this Company and its employees and shareholders. Despite his retirement, Mr. McKay offered to and has remained available to the Board and Patrick W. Bevack, President and CEO of UCFC and Home Savings, to access his institutional knowledge regarding Home Savings’ borrowers and other customers. Accordingly, the Board appointed Mr. McKay as a Director Emeritus to the UCFC Board.

While the Board has not established specific guidelines regarding the responsibilities of a Director Emeritus, the Board has invited, but not required, Mr. McKay to attend regular meetings of the UCFC Board as he desires. Additionally, as a Director Emeritus, Mr. McKay may participate in regular meetings of the UCFC Board, but he is not entitled to vote on any matter before the Board and his presence is not counted towards whether a quorum of the Board is present at Board meetings. Mr. McKay is not paid a fee to attend Board meetings, but he is paid the annual retainer that all directors receive.

As discussed above, the Nominating and Governance Committee is responsible for reviewing the size and composition of the Board and making recommendations to the Board in that regard. Based upon that review and the recommendation made by the Nominating and Governance Committee, the vacancies created by Mr. Smith’s retirement and Mr. O’Donnell’s resignation were closed and the size of the Board reduced accordingly, and the vacancy created by Mr. McKay’s retirement remains open.

As part of UCFC and Home Savings’ goals to recruit additional qualified candidates to the Board, the Nominating and Governance Committee and the other members of the Board engaged in a recruiting effort to seek a new director to fill the vacancy created by Mr. McKay’s retirement. In accordance with applicable law, regulation and the Orders to Cease and Desist that each of UCFC and Home Savings has entered into with its applicable regulator, UCFC and Home Savings are required to submit formal applications to the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the Ohio Division of Financial Institutions to seek approval, or what is commonly referred to as a “No Objection Letter,” for the appointment of directors to the Board.

As a result of these efforts and through the application process, UCFC and Home Savings successfully recruited and have sought regulatory approval for the appointment of Lee J. Burdman, a highly qualified and skilled director to both the UCFC and Home Savings Boards. Mr. Burdman’s individual qualifications are more particularly described below. The Board and management of UCFC and Home Savings are looking forward to the opportunity to work with Mr. Burdman. In the event UCFC and Home Savings receive the requisite No Objection Letters from regulators, Mr. Burdman will be appointed to fill the vacancy created by Mr. McKay’s retirement for a term expiring in 2012.

Based upon the recommendation made by the Nominating and Governance Committee, the Board determined that Mr. Burdman would be a valuable addition to the Board, and it specifically considered his 25 year history of owning, managing and developing real estate, his knowledge of commercial real estate lending through his business operations, his high level of financial literacy, his executive management experience as the Co-Founder and

Managing Partner of Redstone Investments (a real estate development and management company), his history of public service on numerous community boards and most importantly his past experience as a member of the board of a local community bank and subsequently as a regional board member of that bank’s successor by merger.

Nominees for Election as Directors (Term Expiring in 2014)

The following information, as of the date of this proxy statement, concerning the age, principal occupation, affiliations and business experience of each nominee for election or re-election as a director of UCFC has been furnished to UCFC by each director nominee. In addition, the information set forth below reflects the evaluation of the Nominating and Governance Committee and the Board regarding the key attributes, skills and qualifications presented by each director nominee.

The Board has nominated the following directors for election or re-election for terms expiring in 2014:

			Director of
Name	Age	Positions Held	UCFC Since

Richard J. Buoncore	54	Director	2007
Richard J. Schiraldi	56	Chairman of the Board, Director	2002
David C. Sweet	71	Director	2004

Richard J. Buoncore.  Mr. Buoncore is a CPA (currently inactive) and a managing partner of MAI Wealth Advisors, LLC, Cleveland, Ohio, a position he has held since December 2006. Previously, Mr. Buoncore was Managing Partner of BC Investment Partners LLC, which merged into MAI Wealth Advisors, a position he had held from 2005 to December 2006. From 1999 until 2005, he was the Chief Executive Officer of Victory Capital Management, Cleveland, Ohio, and served as its President and Chief Operating Officer from 1995 until 1999. Additionally, Mr. Buoncore has seven years of audit experience as a CPA with KPMG in New York, and six years of investment banking experience with Lehman Brothers. Mr. Buoncore also serves as a director of Home Savings and on a variety of not-for-profit boards. The Nominating and Governance Committee and the Board believe that the attributes, skills and qualifications that Mr. Buoncore has developed through his experience (i) in investment banking, accounting and wealth management, (ii) leading a growing privately-held wealth management business and serving as CEO and President and COO of another wealth management company, with responsibility for all segments of company operations and financial areas, and (iii) serving on multiple not-for-profit boards allow him to provide technical financial services knowledge, community perspective, valuable leadership and strategic planning experience, an important retail perspective and structured operational experience as well as accounting, financial (including his ability to serve as an Audit Committee financial expert) and administrative expertise to the Board, and the Board has recommended his nomination for election.

Richard J. Schiraldi.  Mr. Schiraldi is a CPA and has been a partner at Cohen & Company, Certified Public Accountants, Youngstown, Ohio, since 1990. Mr. Schiraldi served as Director of Tax Operations at Cohen from 1983 until 2003. Prior to that, Mr. Schiraldi worked for Touche Ross. He is an owner and director of Sequoia Financial Group, LLC, which provides a variety of services including financial planning and asset management services, insurance sales, estate planning, and employee retirement design and implementation services. Mr. Schiraldi also serves as a director and the Chairman of the Board of Home Savings, and he has a distinguished record of serving his community as a trustee or director of numerous not-for-profit entities. The Nominating and Governance Committee and the Board believe that the attributes, skills and qualifications that Mr. Schiraldi has developed as a CPA in public practice for approximately 25 years, as an owner and manager of privately held businesses and as a director of numerous not-for-profit entities allow him to provide strategic planning, tax, accounting and financial expertise (including his ability to serve as an Audit Committee financial expert) as well as a local perspective on community affairs and valuable leadership experience to the Board, and the Board has recommended his nomination for election.

David C. Sweet.  Dr. Sweet was the President of Youngstown State University, Youngstown, Ohio from 2000 until his retirement in June 2010. As President of YSU, Dr. Sweet provided leadership to a university with 14,600 students, 2,100 employees and a total budget in excess of $200 million. From 1978 until July 2000, he was the founding Dean and a Professor of the College of Urban Affairs — Cleveland State University. From 1975 to 1978, he was a Commissioner with the Ohio Public Utilities Commission, responsible for regulation of electric, natural gas, telephone and other utilities. From 1971 to 1974, he was the Director of the Ohio Department of Development, responsible for the State’s economic and community development programs. He also serves as a director of Home Savings, and he has a distinguished record of serving his community as a trustee of numerous not-for-profit entities. The Nominating and Governance Committee and the Board believe that the attributes, skills and qualifications that Dr. Sweet has developed through his presidency at YSU, his long history in education, his extensive civic service and his experience with governmental and regulatory agencies provide significant guidance and expertise on strategic planning, regulatory compliance, community perspective and valuable leadership and financial experience to the Board, and the Board has recommended his nomination for election.

If any nominee is unable to stand for election, any proxies granting authority to vote for such nominee will be voted for such substitute candidate as the Board recommends.

In accordance with UCFC’s Code of Regulations, nominees for election as directors may be proposed only by the directors or by a shareholder entitled to vote for directors in a written nomination received by the Secretary of UCFC by the 60th day before the first anniversary of the most recent annual meeting of shareholders held for the election of directors, or February 28, 2012. If the annual meeting for the election of directors in any year is not held on or before the 31st day following such anniversary, then the written notice shall be received by the Secretary within a reasonable time prior to the date of the annual meeting. Each written nomination must state the name, age, business or residence address of the nominee, the principal occupation or employment of the nominee, the particular experience, qualifications, attributes or skills of such nominee that qualify him or her for election to the Board, the number of common shares of UCFC owned either beneficially or of record by each nominee and the length of time the UCFC shares have been so owned. No director nominations were received from any shareholders of UCFC with respect to the Annual Meeting.

INCUMBENT DIRECTORS

The following information, as of the date of this proxy statement, concerning the age, principal affiliations and business experience of each of the continuing directors of UCFC has been furnished to UCFC by each director. In addition, the information set forth below reflects the evaluation of the Nominating Committee and the Board of Directors regarding the key attributes, skills and qualifications possessed by each continuing director.

The following directors will continue to serve on the Boards of both UCFC and Home Savings after the Annual Meeting for the terms indicated:

			Director of	Term
Name	Age	Positions Held	UCFC Since	Expiring In

Eugenia C. Atkinson	68	Director	2005	2013
Patrick W. Bevack	64	Director, President and CEO of UCFC and President and CEO of Home Savings	2010	2013
Scott N. Crewson	54	Director	2009	2013
Scott D. Hunter	48	Director	2009	2012
Donald J. Varner	79	Director	2007	2012

Eugenia C. Atkinson.  Mrs. Atkinson was the Executive Director of Youngstown Metropolitan Housing Authority from 2000 until her retirement in 2007. Prior to that time, Mrs. Atkinson served as the Deputy Executive Director for the Authority. Mrs. Atkinson also has served as a director of Home Savings since 1999, and she has a distinguished record of serving her community as a trustee or director of numerous not-for-profit entities. The Nominating and Governance Committee and the Board believe that the attributes, skills and qualifications that Mrs. Atkinson has developed through her (i) tenure as Executive Director of the Authority, where she was responsible for managing the day-to-day operations of the Authority and overseeing human resources, operations, facilities management, budgeting and federal regulatory compliance, (ii) long service to Home Savings and UCFC as a director and a member of numerous committees, (iii) significant community service on a variety of not-for-profit boards; (iv) service as a member of the Youngstown State University Board of Trustees, where she was Chairperson; (v) marketing experience as the Director of Marketing for the Housing Authority and in the

private sector for a communications company and (vi) skills developed through managing people, budgets and finances through varying economic conditions allow her to provide valuable strategic planning, financial and leadership experience, community perspective and business expertise to the Board. Mrs. Atkinson also is an African-American female with a diverse background in the public and private sectors.

Patrick W. Bevack.  Mr. Bevack was appointed President and Chief Executive Officer of UCFC on January 1, 2011 and Home Savings in March 2009. Prior to this, Mr. Bevack had served as President and Chief Operating Officer since January of 2007. From June 2003 through January 2007, Mr. Bevack was Executive Vice President, Chief Financial Officer and Treasurer of Home Savings. Mr. Bevack joined Home Savings in June 2000 and served as Senior Vice President of Mortgage Lending until June 2003. Prior to joining Home Savings, he was Executive Vice President, Chief Financial Officer and Assistant Secretary of Metropolitan Bank and Trust. Mr. Bevack also serves as a Director of Home Savings, is a CPA (currently inactive) and holds an MBA in finance and serves on a number of not-for-profit boards. The Nominating and Governance Committee and the Board believe that the attributes, skills and qualifications that Mr. Bevack has developed through over 35 years of service in the banking industry allow him to provide technical knowledge in all operational areas of banking (including administration, operations, audit, accounting and finance, marketing, retail banking and mortgage and commercial lending) and invaluable business, strategic planning, financial and leadership experience to the Board.

Scott N. Crewson.  Mr. Crewson retired from BP plc, London England, in 2008, after having served the company over 27 years in a variety of executive level positions, including most recently as Deputy Director, Business Development in London, England from 2005 through 2008. Prior to that, he served as Commercial Manager, Toledo Refinery from 1998 through 2004. He joined the UCFC and Home Savings Boards in 2009. The Nominating and Governance Committee and the Board believe that the attributes, skills and qualifications, including, but not limited to, profit and loss management, new business development, performance management, risk management and strategic planning that Mr. Crewson has developed through his myriad executive positions held with BP plc and his highly developed business acumen allow him to provide invaluable business experience, valuable leadership experience and guidance and expertise on strategic planning, risk management and profit and loss management to the Board. Mr. Crewson also presents a diversity of experience to the Board after serving BP internationally across several geographies and cultures.

Scott D. Hunter.  Judge Hunter currently serves as a Mahoning County, Ohio, Area Court Judge and Judge of the Mahoning County, Ohio, Misdemeanor Drug Court, positions he has held since July 1999. He also has been the managing member of Hunter-Stevens Land Title Agency, LTD, Canfield, Ohio, since March 1998, and has maintained a private law practice. He previously served as a partner of the Davis & Davis Law Firm. Judge Hunter joined the UCFC and Home Savings Boards in 2009. The Nominating and Governance Committee and the Board believe that the attributes, skills and qualifications that Judge Hunter has developed through (i) approximately 23 years of providing legal services and working in the real estate, title and escrow industries and (ii) his vast community, public and political service and experience, give him considerable experience within the banking and lending industry and allow him to provide significant guidance and expertise on regulatory compliance, community perspective, lending and real estate guidance and valuable leadership experience to the Board. Judge Hunter also provides the Board with a diverse background in the public and private sectors.

Donald J. Varner.  Mr. Varner, an attorney, was UCFC’s Secretary from 1998 until his retirement in 2004 and a Senior Vice President of Home Savings from 1995 until his retirement in 2004. Prior to that time, Mr. Varner served as Home Savings’ Vice President and Corporate Counsel from 1976 to 1995, and he first joined Home Savings in 1957. Mr. Varner serves as a director of Home Savings, and he has been a member of that Board since 1987. In his role as a Senior Vice President, he managed retail banking and the legal department, started a program to sell mortgage loans into the secondary market and served as Corporate Secretary. The Nominating and Governance Committee and the Board believe that the attributes, skills and qualifications that Mr. Varner has developed through approximately 47 years of experience in banking and more than 41 years as a practicing attorney, allow him to provide technical banking knowledge in all operational areas of banking (including administration, legal, operations, marketing, retail banking and mortgage and commercial lending), community perspective and valuable strategic planning and leadership experience to the Board.

Federal and State Administrative Orders

In August 2008, the members of the Board of UCFC consented and stipulated to an Order to Cease and Desist issued by the OTS and consented and stipulated to an Amended Order to Cease and Desist dated November 5, 2010. Additionally, in August 2008, the members of the Board of Home Savings consented and stipulated to an Order to Cease and Desist issued by the FDIC and ODFI. While none of UCFC, Home Savings nor its officers or directors admitted or denied any wrongdoing, the directors who are up for re-election and some incumbent directors are parties to the OTS Order, as amended, including Mrs. Atkinson, Messrs. Bevack, Buoncore, Schiraldi and Varner and Dr. Sweet, and the FDIC and ODFI Order, including Mrs. Atkinson, Messrs. Bevack, Buoncore, Schiraldi, and Varner and Dr. Sweet. UCFC has completed or is complying with all provisions of the OTS Order, as amended, and Home Savings has either completed or is complying with all provisions of the FDIC and ODFI Order. Some provisions of the Orders require ongoing monitoring, compliance and reporting, and UCFC and Home Savings, the Boards and management are performing those obligations.

BOARD MEETINGS AND COMMITTEES

The Board has determined that Messrs. Buoncore, Crewson, Hunter, Schiraldi, Sweet and Varner and Mrs. Atkinson are each considered “independent” as set forth in (a) Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, (b) Securities and Exchange Commission Rule 10A-3(b) (17CFR 240.10A-3(b)), and (c) Listing Rule 5605(a) of the NASDAQ OMX.

The Board of UCFC met ten times for regularly scheduled meetings and six times for special meetings during 2010. Five of these meetings were considered brief meetings, and no fee was paid. See “Director Compensation” below for an explanation of director compensation and for a description of which meetings directors have determined no fee will be paid. The Board of UCFC has an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Compliance and Risk Management Committee. The Charters of the Audit, Compensation and the Nominating and Governance Committees are available by selecting the Investor Relations link on UCFC’s website at http://www.ucfconline.com/SNL-speedbump.asp.

During 2010, the Boards of UCFC and Home Savings and the Board Committees described below met many times in executive sessions held solely between independent directors at times with Mr. McKay as CEO of UCFC and Mr. Bevack as CEO of Home Savings. As discussed below under “BOARD LEADERSHIP STRUCTURE AND RISK OVERSIGHT — Board Leadership”, Mrs. Atkinson, as Chairwoman of the Nominating and Governance Committee, presided over executive sessions of the UCFC and Home Savings Boards until Mr. Schiraldi was appointed as the independent, non-executive Chairman of the Board, while the chairperson of each specific committee presides over executive sessions of that Committee.

Audit Committee

The Audit Committee of UCFC is responsible for overseeing UCFC’s accounting and internal auditing functions and controls, and its loan review function. It also is responsible for engaging an independent registered public accounting firm to audit UCFC’s financial statements and internal controls over financial reporting. The current members of the Audit Committee are Mrs. Atkinson, Messrs. Schiraldi and Buoncore and Dr. Sweet, all of whom are considered “independent” under the listing standards of NASDAQ. Mr. Buoncore is the Chairman of the Audit Committee. The Board has determined that Messrs. Schiraldi and Buoncore qualify as audit committee financial experts. The Audit Committee met eleven times during 2010, but four of those meetings were brief and no fee was paid to members. For one meeting, the fees were not paid until 2011.

Compensation Committee

The Compensation Committee of UCFC has the primary responsibility for assisting the Board in discharging its responsibilities relating to the compensation of UCFC’s “executive officers,” as defined under applicable federal securities laws and regulations. Thus, the Committee annually recommends the compensation package for the Company’s executive officers (which includes some executive officers of Home Savings) and Named Executive Officers (Named Executive Officers are those executives for whom compensation is required to be disclosed in the

Summary Compensation table below) to the Board for its approval. From time to time, the Committee invites certain members of management to attend meetings to discuss the performance of UCFC and Home Savings and other matters affecting the compensation of each of the executive officers. Neither Mr. McKay nor Mr. Bevack made any recommendations to the Compensation Committee regarding his own compensation. The current members of the Compensation Committee, all of who are independent, are Messrs. Buoncore, Crewson, Hunter and Schiraldi (as Ex-Officio Member) and Dr. Sweet. Mr. Crewson is the Chairman of the Compensation Committee. The Compensation Committee met seven times during 2010, but four of those meetings were considered brief and no fee was paid to members.

During 2010, the Compensation Committee engaged Austin Associates LLC to consult with the Board and make recommendations regarding the compensation of UCFC’s and Home Savings’ executive officers. In doing so, Austin Associates was instructed to conduct a study of the compensation paid to such executive officers in relation to UCFC’s peer group and to recommend whether any adjustments should be made to any of the officers’ compensation. The Compensation Committee utilized the compensation study prepared by Austin Associates to establish the 2010 salaries of UCFC’s and Home Savings’ executive officers, including Messrs. McKay, Bevack, Reske and Krontiris.

Nominating and Governance Committee

The Nominating and Governance Committee of UCFC is responsible for receiving and evaluating recommendations for potential Board members from directors and shareholders, recommending to the Board a slate of director nominees to be elected by shareholders and overseeing governance matters affecting officers and directors of UCFC and Home Savings. In selecting nominees, the Nominating and Governance Committee considers the criteria discussed above. The Nominating and Governance Committee evaluates nominations properly submitted by shareholders on the same basis that it considers nominations submitted by directors. The current members of the Nominating and Governance Committee, all of who are independent, are Mrs. Atkinson and Messrs. Hunter and Schiraldi. Mrs. Atkinson is the Chairwoman of the Nominating and Governance Committee. The Nominating and Governance Committee met twelve times during 2010, but one of those meetings was considered a continuation of a prior meeting and no fee was paid to members.

Compliance and Risk Management Committee

The Compliance and Risk Management Committee of UCFC and Home Savings is responsible for overseeing specific areas of risk, as more fully described below under the heading “Role of Board in Risk Oversight”, and compliance with the Orders to Cease and Desist and applicable laws and regulations. The current members of the Compliance and Risk Management Committee, all of who are independent, are Mrs. Atkinson, Dr. Sweet and Messrs. Crewson, Schiraldi (as Ex-Officio Member) and Varner. Dr. Sweet is the Chairman of the Compliance and Risk Management Committee. The Compliance and Risk Management Committee of UCFC and Home Savings met twelve times in 2010, but four of these meetings were brief meetings and no fee was paid to members.

Each incumbent director and each director standing for re-election attended at least 75% of the aggregate of the meetings of the Board and the Committees on which he or she serves.

BOARD LEADERSHIP STRUCTURE AND RISK OVERSIGHT

Board Leadership

Until September 2010, Mr. McKay served as the Chairman of the Board and Chief Executive Officer of UCFC. During 2010, the Nominating and Governance Committee reviewed and considered UCFC’s and Home Savings’ Board leadership structure. It considered whether to split the roles of Chairman of the Board and CEO at UCFC or whether to appoint a lead independent director of UCFC. As part of this review, the Committee reviewed and considered the job descriptions of Mr. McKay, his role and responsibilities with UCFC, the potential job descriptions if the positions were split, the potential job descriptions for a lead independent director, an analysis of UCFC’s peer companies and changing governance practices. As more particularly described below, the

Committee determined that splitting the roles of Chairman and CEO would be in the best interests of UCFC and that the appointment of a lead independent director would be unnecessary given this change.

The Committee has reviewed its current Board leadership structure in connection with the filing of this proxy statement. In doing so, the Committee has concluded, as it did during the latter part of 2010, that the most effective Board leadership structure for UCFC is for the Chairman of the Board to be an independent, non-executive member of the Board. The Board appointed Mr. Schiraldi to this position in September 2010, and he also serves as the Chairman of the Board of Home Savings. As the independent, non-executive Chairman of the Board, Mr. Schiraldi serves on all Board Committees, either as an appointed member or as an Ex-Officio member.

Prior to separating the positions of Chairman of the Board and CEO, the Chair of the Nominating and Governance Committee presided over all executive sessions of the Board. The Board believed this structure was an essential mechanism for enhancing the governance practices of the Board, ensuring that independent and open discussions occur amongst independent directors and between directors and management and facilitating a leadership position within the Board. In developing the role and responsibilities of the position of independent, non-executive Chairman of the Board, the Board found that this position fulfilled these roles and responsibilities. Accordingly, the Board assigned this responsibility to the Chairman of the Board.

The Boards maintain the authority at all times to modify this structure if necessary when doing so would be in UCFC’s best interests.

The Board of UCFC believes that the current leadership structure is efficient and in the best interests of UCFC for the following reasons:

•	Splitting the role of Chairman of the Board and Chief Executive Officer allows UCFC and Home Savings to strengthen its corporate governance practices by separating the roles and become an even more efficient organization. Mr. Bevack as President and Chief Executive Officer is able to focus on UCFC’s and Home Savings’ day-to-day management and operations and the execution of UCFC’s and Home Savings’ strategies, while Mr. Schiraldi is able to focus on Board matters and the relationship of and interaction between the Board and management. The independent, non-executive Chairman of the Board’s responsibilities include: (A) ensuring independent and open discussions occur amongst Board members; (B) assuming a leadership role in facilitating discussion or addressing issues regarding governance issues, as appropriate; (C) serving as a liaison among and between independent directors and the President and CEO with respect to issues not readily or easily discussed in a formal setting; (D) being a partner to the President and CEO, helping him to achieve the strategic goals of UCFC and Home Savings and establishing close relationship of trust with the CEO; and (E) strengthening organizational unity, fostering respect for organizational history and ensuring effective succession planning of the CEO and Board;

•	UCFC’s Corporate Governance Guidelines provide for the Chairman of the Board, who is independent, to preside over all executive sessions of the Board, and the Board has held numerous executive sessions over the past year; and

•	The appointment of an independent, non-executive Chairman of the Board, who serves on all Board committees either as an appointee or as an Ex-Officio member, provides the Board with greater oversight over risk because the Chairman participates in all Committees, and he is able to keep the other members of the Board informed regarding material risks reported to UCFC’s and Home Savings’ Board Committees.

Role of Board of Directors in Risk Oversight

The UCFC and Home Savings Boards’ role in the risk oversight process includes establishing appropriate risk tolerances for all aspects of the organization’s business and receiving regular reports from members of senior management on areas of material risk to the organization. The Board establishes risk tolerances through its review and adoption of corporate policies. The Boards’ role also is fulfilled by (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) reviewing and receiving reports from the appropriate “risk owner” within the organization, which enable the UCFC and Home Savings Boards and Committees to understand the organization’s risk identification, risk management and risk mitigation strategies. When a Committee receives a report, the minutes of the meeting of such Committee notes the discussion, any necessary actions to be taken arising out of such report and the approval of such report by the Committee. The Boards review the minutes of the Committees. This enables the UCFC and Home Savings Boards and the Committees to coordinate their risk oversight role, particularly with respect to risk interrelationships.

UCFC and Home Savings together have four Board committees that review and evaluate risk within the combined organization, including the Audit, Compensation, Compliance and Risk Management and Board Loan Committees. As discussed above, Mr. Schiraldi as the independent, non-executive Chairman of the Board, serves on all of these Committee either as an appointee or as an Ex-Officio member. In this regard, Mr. Schiraldi ensures that all directors are informed of material risks facing UCFC and Home Savings as such risks are reported and discussed by the various Committees, and he regularly communicates with the full Board regarding such risks.

The Audit Committee provides oversight over nearly all types of risk within the organization. It provides this oversight by receiving and reviewing independent reports from internal audit via the Internal Audit Manager (who manages internal audit through UCFC’s and Home Savings’ third party internal auditor and also chairs the Asset Review Committee), outside loan review and UCFC’s public accounting firm. The Audit Committee also receives reports from UCFC and Home Savings’ President and CEO, UCFC and Home Savings’ Chief Financial Officer, UCFC and Home Savings’ General Counsel and Home Savings’ Compliance and Bank Secrecy Act Officer.

The Compensation Committee, which reviews and approves the compensation of the Named Executive Officers and other executive officers as prescribed by applicable law, rule and regulation, develops and monitors the executive incentive program and is charged with awarding equity awards under UCFC’s Long-Term Incentive Compensation Plans. The Compensation Committee reviews and assesses risks facing the organization from UCFC’s and Home Savings’ compensation programs, including incentive compensation plans and programs. Additionally, The Chief Risk Officer or Vice President, Human Resources, reports the results of UCFC and Home Savings’ Compensation Policies and Practices Risk Assessment to the Compensation Committee.

The Compliance and Risk Management Committee assists the Board in overseeing UCFC’s enterprise-wide risks, including credit, market, liquidity, operational, legal and reputational risk. Towards this end, the Committee monitors the level and trend of key risks and management’s compliance with risk tolerances established by the UCFC and Home Savings Boards and Home Savings’ Corporate Risk Management and Control Policy. The Committee also oversees and reviews the effectiveness of Home Savings’ system for monitoring compliance with the Orders to Cease and Desist and applicable laws and regulations, monitors whether material new initiatives have been appropriately analyzed and approved and reviews regulatory correspondence directed to the Board’s attention and the adequacy of management’s response.

The Home Savings Board Loan Committee, in addition to approving a wide variety of commercial loans and modifications, approves all charge offs equal to or greater than $1.0 million. Additionally, the Committee receives monthly reports that assist in monitoring credit risk, including loan policy exception reports, asset quality trend reports, new loan reports, maturing and matured loan reports and special assets reports. The Board Loan Committee is comprised of a majority of independent directors. The current members are Messrs. Bevack, Crewson, Hunter, Schiraldi and Varner. Mr. Varner is the Chairman of the Board Loan Committee. The Committee met thirteen times during 2010.

Additionally, UCFC has a management level Disclosure Committee, which reviews SEC disclosures, including but not limited to UCFC’s earnings releases, Forms 10-K and 10-Q and proxy statements. Home Savings also has the following management level committees: Asset/Liability Committee (upon which an independent director, Mr. Buoncore, sits), Asset Review Committee (upon which an independent director, Mr. Varner, sits), Community Reinvestment Act Committee, Compensation and Benefits Committee, Special Assets Committee, Investment Committee, Information Technology Steering Committee, Officers Loan Committee and Officers Risk Management Committee. Each of these management level committees has responsibility for assessing and monitoring risk, and either through submission of their minutes to the Board or a committee of the Board or through reporting at a one or more of the Board Committee meetings, report to the Board on risks reviewed and assessed at the respective committee.

The Officers Risk Management Committee is chaired by Home Savings’ Chief Risk Officer, and she reports the results of or oversees various risk assessments, including but not limited to those conducted by members of the

Officers Risk Management Committee with respect to: credit, market, liquidity, operational, legal and reputational risk. The Chief Risk Officer reports the results of such assessments directly to the Board Compliance and Risk Management Committee as such assessments are completed and reports quarterly to this Committee regarding changing risks associated with each of these areas.

DIRECTOR COMPENSATION

After conducting a study of the Company’s peer group, the Board determined in April 2010 that to successfully recruit new directors and fairly compensate existing directors, the retainer should be increased to $20,000 annually (the increase became effective as of the 2nd Quarter of 2010). Accordingly, each independent director of UCFC receives a $10,000 annual retainer and $10,000 in UCFC restricted shares. The restricted shares that are awarded vest one year from the date of grant, and the Board believes this award helps to align Board members and shareholders’ interests. In addition, the UCFC Board has determined to pay this annual retainer to any Director Emeritus beginning in 2011.

As independent, non-executive Chairman of the Board, the Board determined to pay Mr. Schiraldi an additional retainer of $15,000 in cash and $15,000 in options. The options equal the number of options that equate to $15,000 in expense to UCFC, calculated as of the award date, and each option award vests two years from the date of grant.

Currently, all independent directors of UCFC also serve on Home Savings’ Board. Each independent director also receives a fee of $400 per UCFC or Home Savings Board meeting attended, and in general, each independent director receives a fee of $400 per UCFC or Home Savings Board or management committee meeting attended if he/she is a committee member, or in the case of Board Committees or management committees, $600 per committee meeting attended if he/she is the committee chairperson. The per meeting fee has not been increased by the Board since UCFC’s formation in 1998. In 2008, the Board determined that it would only pay one fee to Directors for simultaneous meetings of both the UCFC and Home Savings Boards, and that Directors would not be compensated for attendance at brief Board or committee meetings (less than thirty minutes) or for a meeting considered by the Board or applicable committee to be a continuation of a previous meeting.

During 2010, the directors received three awards of restricted shares representing a portion of their annual retainer, with each award equaling $2,500 in restricted shares. As mentioned above, each restricted share award vests one year from the date of grant. Additionally, on October 7, 2010, the Board awarded Mr. Schiraldi 5,434 options at a strike price of $1.42 per share. All of these awards were made under the UCFC 2007 Amended and Restated Long Term Incentive Plan. The Compensation Committee and Board believes that directors should have an ownership interest in UCFC and awarding restricted shares and options as part of Board compensation effectively aligns directors and shareholder interests and puts a portion of director compensation at risk. The Compensation Committee and Board contemplate that future equity awards in the form of options or restricted shares will be issued to directors as additional compensation or in lieu of cash compensation.

The table below sets forth the fees earned by or paid to, and the option and restricted share awards granted to, each non-employee director in 2010:

	Fees Earned or
	Paid in Cash		Option Awards	Total
Name	($)(1)	Stock Awards	($)	($)(2)

Eugenia C. Atkinson	$31,800	$7,500	—	$39,300
Richard J. Buoncore	31,000	7,500	—	38,500
Scott N. Crewson	30,266	7,500	—	37,766
Scott D. Hunter	32,000	7,500	—	39,500
F. Scott O’Donnell(3)	21,100	5,000	—	26,100
Richard J. Schiraldi	41,200	7,500	$5,000	53,700
Clarence R. Smith, Jr.	10,600	—	—	10,600
David C. Sweet	30,400	7,500	—	37,900
Donald J. Varner	38,000	7,500	—	45,500

(1)	The fees earned or paid in 2010 to Mr. Crewson include some fees earned in 2009 but not paid until 2010.

(2)	The total number of outstanding (vested and unvested) stock and options awards for each director as of December 31, 2010 is as follows: Ms. Atkinson: 5,697 in restricted shares and 4,000 options; Mr. Buoncore: 5,697 in restricted shares and 4,000 options; Mr. Crewson: 5,697 in restricted shares and 4,000 options; Judge Hunter: 5,697 in restricted shares and 4,000 options; Mr. Schiraldi: 5,697 in restricted shares and 9,495 options; Dr. Sweet: 5,697 in restricted shares and 4,000 options; and Mr. Varner: 5,697 in restricted shares and 4,000 options.

(3)	Pursuant to the terms and conditions of the UCFC 2007 Amended and Restated Long-Term Incentive Plan, a director who resigns must exercise any outstanding awards that have vested within three months of his or her resignation. Mr. O’Donnell’s restricted shares were forfeited prior to vesting because he resigned, and all of his vested and unvested options were forfeited because of his resignation and failure to exercise any vested options within three months of his resignation.

EXECUTIVE OFFICERS

The following information is supplied for certain executive officers of UCFC and Home Savings who do not serve on or have not been nominated to stand for election to UCFC’s Board:

Name	Age	Position held

Matthew T. Garrity	44	Senior Vice President and Chief Credit Officer, Home Savings
Gregory G. Krontiris	57	Senior Vice President and Chief Lending Officer, Home Savings
Jude J. Nohra	42	General Counsel and Secretary of UCFC, Senior Vice President, General Counsel and Secretary, Home Savings
James R. Reske	47	CFO and Treasurer of UCFC and Senior Vice President, CFO and Treasurer Home Savings

Matthew T. Garrity.  Mr. Garrity has been Senior Vice President and Chief Credit Officer since June of 2009. Mr. Garrity served as Senior Vice President — National City Capital Markets Investment Banking in Cleveland, Ohio from 2008 until he joined Home Savings. Prior to that, Mr. Garrity served as National City Corporation’s Deputy Chief Credit Officer — Northern Ohio Credit Administration in Cleveland, Ohio from 2007 until 2008, and Senior Vice President/Senior Portfolio Manager in Cleveland, Ohio from 2005 until 2007.

Gregory G. Krontiris.  Mr. Krontiris has been the Senior Vice President and Chief Lending Officer since March of 2009. Mr. Krontiris served as Chief Operating Officer at Salin Bank and Trust in Indianapolis, Indiana from 2006 until 2008, and prior to that held various senior-level positions at National City Corporation, including that of Managing Director, Wealth Management/Private Client Group from 2001 until 2006.

Jude J. Nohra.  Mr. Nohra has been General Counsel and Secretary of UCFC and Senior Vice President, General Counsel and Secretary of Home Savings since July 2009. Mr. Nohra served as Secretary of UCFC and Vice President, General Counsel and Secretary of Home Savings from June 2004 until July 2009. Before joining UCFC and Home Savings, Mr. Nohra served as an associate attorney for Squire, Sanders & Dempsey, L.L.P. for approximately 5 years where he practiced in the firm’s corporate department and financial services practice group, focusing on general business representation of public and private companies, bank regulatory matters, mergers and acquisitions, securities law matters, real estate transactions and financings, tender offers and corporate governance. Mr. Nohra also is a CPA, but he is currently inactive.

James R. Reske.  Mr. Reske has been the CFO and Treasurer of UCFC and the Senior Vice President, CFO and Treasurer of Home Savings since May of 2008. Prior to joining UCFC, Mr. Reske was employed by KeyBanc Capital Markets, Inc. from 2002 to May of 2008. While there, he focused on providing strategic advice to community banks and thrifts in the Midwest regarding capital structure, acquisitions, raising capital and financial management.

COMPENSATION OF EXECUTIVE OFFICERS

The following table presents certain information regarding the compensation earned by Messrs. McKay, Bevack, Reske and Krontiris for services rendered during 2010 and 2009:

Summary Compensation Table

				Fair Value of
				Options Granted in	All Other
		Salary	Bonus	Each Year	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(2)	($)(3)	($)

Patrick W. Bevack	2010	$306,958	$—	$80,400	$32,063	$419,421
President and CEO, UCFC	2009	256,552	—	32,700	26,536	315,788
and Home Savings
James R. Reske	2010	199,308	—	53,600	21,585	274,493
Treasurer and CFO, UCFC	2009	180,000	—	21,800	19,239	221,039
and Home Savings
Gregory G. Krontiris	2010	195,000	—	53,600	26,294	274,894
Senior Vice President and	2009	142,500	20,000	21,800	21,529	205,829
CLO, Home Savings
Douglas M. McKay	2010	381,843	—	—	26,250	408,093
Former Chairman and President and	2009	381,843	—	32,700	15,291	429,834
CEO, UCFC(1)

(1)	Mr. McKay retired on December 31, 2010.

(2)	The amounts represent the grant date fair value of stock option awards in accordance with ASC 718-“Compensation-Stock Compensation” for each year in which options were granted. A discussion of the assumptions used in calculating the values may be found in Note 18 to UCFC’s 2010 audited financial statements included in UCFC’s Form 10-K.

(3)	All other compensation includes the company 401(k) match, the value of the ESOP allocations, club dues and miscellaneous items.

Outstanding Equity Awards at December 31, 2010

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised
	Options (#)	Options (#)	Option Exercise	Option Expiration
Name	Exercisable	Not Exercisable	Price ($)	Date

Patrick W. Bevack	33,324		7.198	03/20/2012
	53,914		8.726	03/19/2013
	53,913		12.383	03/17/2014
	31,421		5.885	02/27/2018
	20,000	10,000	1.900	05/08/2019
	30,000 (1)	30,000	2.100	04/29/2020
James R. Reske	13,334	6,666	1.900	05/08/2019
	20,000 (1)	20,000	2.100	04/29/2020
Gregory G. Krontiris	13,334	6,666	1.900	05/08/2019
	20,000 (1)	20,000	2.100	04/29/2020
Douglas M. McKay	15,445		6.475	03/22/2011
	140,582		7.198	03/20/2012
	140,582		8.726	03/19/2013
	140,582		12.383	03/17/2014
	73,133		5.885	02/27/2018
	20,000	10,000	1.900	05/08/2019

(1)	The Board of Directors made the following awards in 2010 under the terms and conditions of the 2007 Amended and Restated Long Term Incentive Plan: Mr. Bevack-60,000 options, Messrs. Reske and Krontiris-40,000 options. Each of the awards vest in two equal annual installments on December 31, 2010 and December 31, 2011. The strike price for the awards was $2.10 per share.

All of the options listed in the table above were 100% vested on the date of grant, except for the options expiring on May 8, 2019 and April 29, 2020 (as described above in the footnote). The May 8, 2019 grant vests in equal amounts over three years beginning on December 31, 2009. In accordance with the terms of the 1999 and 2007 Amended and Restated Long Term Incentive Plans, all options vest immediately upon a change in control. These unvested options were not in the money as of December 31, 2010. Therefore, the Named Executive Officer would have realized no value resulting from the vesting upon a change in control. None of the Named Executive Officers exercised any options during 2010.

Employment Agreements, Termination and Change in Control Payments

As of December 31, 2010, Home Savings had an employment agreement with Mr. McKay, which ended by its terms and upon his retirement on December 31, 2010, and employment agreements with Messrs. Bevack, Reske and Krontiris, which agreements are for a term of one year but include an “evergreen provision”, meaning that they are extended every day for an additional one year term. Each agreement is terminable by Home Savings at any time. Each of the executive’s rights upon termination are discussed under “Termination and Change of Control Payments” tables below.

The discussion below describes the material terms of employment agreements of each of the Named Executive Officers as of December 31, 2010. As discussed above, Mr. McKay retired on December 31, 2010, and his agreement expired by its terms so none of the provisions are applicable as of the date of this proxy statement, but disclosure rules require that his agreement be described in this proxy statement because he was employed on December 31, 2010. Notwithstanding the contractual provisions of the employment agreements, in accordance with applicable law and regulation and the Orders to Cease and Desist, neither of UCFC nor Home Savings can pay any of the separation payments (including change of control payments) discussed below without obtaining prior regulatory approval. The amounts shown are estimates. The discussion below does not address compensation and benefits available generally to all of UCFC’s and Home Savings’ salaried employees on a non-discriminatory basis.

Base Salary.  Mr. McKay’s contract, which was entered into in 2004, established a base salary of not less than $349,673.00. The agreement was renewed for three additional years, and Mr. McKay’s compensation set forth in the table above reflects his salary after the Compensation Committee and the Board had adjusted it in subsequent years.

The employment agreements of Messrs. Bevack, Reske and Krontiris establish base salaries of $310,000.00, $200,000.00 and $195,000.00, respectively. The agreements provide that based on each officer’s individual performance and other factors deemed appropriate by the Board or Compensation Committee, the Board may increase the executive’s base salary. Their agreements provide that in the event that the Board increases any executive’s annual base salary, the amount of the initial annual base salary, described in the preceding sentence, together with any such increases will become the executive’s base salary under the agreement. As discussed below, any material reduction in any of the executives’ salaries would give such executive the right to terminate the agreement and receive the compensation described below.

Bonus; Fringe Benefits.  Under Mr. McKay’s employment agreement, he was entitled to participate in all formally established benefit, bonus, insurance, profit sharing plans, stock benefit plans and similar plans or programs (including vacation and sick leave) in which senior management executives of UCFC and Home Savings participated.

Each of the employment agreements of Messrs. Bevack, Reske and Krontiris provide that the executive is eligible to participate in any executive incentive plan adopted by UCFC or Home Savings. In addition, each of the employment agreements provides that Home Savings will provide each of the executives the benefit programs (including vacation and sick leave) provided to actively employed, similarly situated employees of Home Savings.

Termination upon Change of Control.  Mr. McKay’s employment agreements provided that he would be entitled to certain benefits if his employment would have been terminated within one year before or after a change of control: (i) by his employer; or (ii) by the executive because his employment had been materially adversely changed (including, for example, a material reduction in responsibilities, change of title, a requirement that the executive perform his functions more than 35 miles from his primary office location, or a non-company wide reduction in benefits). Any benefits that would have been received by Mr. McKay would have been reduced to the maximum amount payable under Section 280G without penalty.

Under these circumstances, Mr. McKay would have been entitled to an amount equal to three times his “base amount” (as defined in Section 280G of the Internal Revenue Code) less $1.00, and continued coverage at Home Savings’ expense under all health and welfare benefit plans until the earlier of the expiration of the term of the employment agreement or the date on which he were included in another employer’s benefit plans as a full-time employee.

In addition, if Mr. McKay’s employment would have been terminated pursuant to a change of control, he would have been subject to a non-compete that prohibited him from engaging in the financial institutions business for a period of eight months in Mahoning, Trumbull or Columbiana Counties, Ohio, or any other geographic area in which Home Savings or UCFC does business. In exchange for this non-compete, Mr. McKay would have been entitled to receive an additional eight months of his base salary.

Under Mr. McKay’s employment agreement, “change of control” is defined as:

•	the acquisition of the power to vote more than 20% of the shares of Home Savings or UCFC;

•	the acquisition of the ability to control the election of a majority of the directors of Home Savings or UCFC;

•	such time when, during any period of three or less consecutive years, individuals who at the beginning of that period constituted the Board of Home Savings or UCFC cease to constitute at least a majority of the Board; provided that any person whose election as a director was approved by a vote of at least 2/3 of the directors then in office will be considered to have continued to be a director of Home Savings or UCFC;

•	the acquisition by any person or entity of control of Home Savings as defined in 12 C.F.R § 303.81(c); or

•	an event that would be required to be reported under Item 1(a) of Form 8-K or Item 6(e) of Schedule 14A.

Each of the employment agreements for Messrs. Bevack, Reske and Krontiris provides that the executive is entitled to certain benefits if his employment is terminated within nine months before or one year after a change of control: (i) by Home Savings; or (ii) by the executive for “good reason” (including, for example, a material reduction in the executive’s salary, authorities, duties or responsibilities, a requirement (to the extent applicable) that the executive report to a corporate officer instead of reporting directly to the Board, a material change to one’s title or a material change in the geographic location in which the executive performs his services). Any benefits to be received by the executives will be reduced to the maximum amount payable under Section 280G without penalty.

Under these circumstances, each of Messrs. Bevack, Reske and Krontiris are entitled to an amount equal to two times his applicable base salary, any accrued but unpaid bonus payable in accordance with any applicable bonus plan, any accrued salary or benefits payable in cash to which the executive is entitled to under such plans or programs and continued coverage at Home Savings’ expense under all health and welfare benefit plans until the earlier of the expiration of twelve months or the date upon which he is included in another employer’s benefit plans as a full-time employee.

Under each of the employment agreements with Messrs. Bevack, Reske and Krontiris, “change of control” is defined as:

•	The date any one person, or more than one person acting as a group, acquires ownership of shares of UCFC or Home Savings possessing 25% or more of the total voting power of the shares of UCFC or Home Savings;

•	The date that any one person, or more than one person acting as a group, acquires the ability to control the election of a majority of the directors of UCFC or Home Savings;

•	The date a majority of the members of the Board of UCFC or Home Savings is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board before the date of the appointment or election; or

•	The acquisition by any person, or more than one person acting as a group, of “control” of Home Savings or UCFC within the meaning of 12 C.F.R. Section 303.81(c).

Termination upon Death.  Under all of the employment agreements, upon Messrs. McKay’s, Bevack’s, Reske’s or Krontiris’ death, their estate would have been or is entitled to receive a continuation of his base salary for 90 days.

Termination upon Disability.  Under Mr. McKay’s agreement, if he had been determined to be unable to perform his duties due to illness or incapacity for a period of up to 150 consecutive days, Home Savings could have terminated the Employment Agreement. After the Employment Agreement was terminated, if he was eligible for long term disability benefits under Home Savings’ disability plan, then he would have been entitled to continued coverage under health and life insurance plans for a period of two years.

Under Messrs. Bevack, Reske and Krontiris’ agreement, if the executive is unable to perform his duties due to illness or incapacity for a period of up to 150 consecutive days, Home Savings can terminate the employment agreement. After the employment agreement is terminated, the executive is entitled to any accrued salary or benefits payable in cash to which the executive is entitled to under such plans or programs and continued coverage at Home Savings’ expense under all health and welfare benefit plans until the earlier of the expiration of twelve months or the date upon which he is included in another employer’s benefit plans as a full-time employee.

Termination for Cause.  None of the executives are entitled to receive any benefits under any of the agreements following termination for cause. Under Mr. McKay’s agreement, “cause” is defined in the employment agreements as personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure or refusal to perform the duties and responsibilities, willful violation of any law, rule or regulation (other than traffic violations or other minor offenses) or any final cease-and-desist order, or any material breach of the Employment Agreement by Mr. McKay.

Under Messrs. Bevack, Reske and Krontiris’ agreements, “cause” means (A) the executive’s continued intentional failure or refusal to perform substantially the executive’s assigned duties (other than as a result of total or partial incapacity due to physical or mental illness) for a period of ten days following written notice by Home Savings to the executive of such failure; (B) the executive’s engagement in willful misconduct, including without limitation, fraud, embezzlement, theft or dishonesty in the course of the executive’s employment with Home Savings or UCFC; (C) the executive’s conviction of, or plea of guilty or nolo contendere to a felony or a crime other than a felony, which felony or crime involves moral turpitude or a breach of trust or fiduciary duty owed to UCFC, Home Savings or any of their affiliates; or (D) the executive’s disclosure of trade secrets or material, non-public confidential information of UCFC, Home Savings or any of its affiliates in violation of the UCFC’s, Home Savings’ or its affiliates’ policies that applies to the executive or any agreement with UCFC, Home Savings or any of its affiliates in respect of confidentiality, nondisclosure, non-competition or otherwise.

Other Termination.  If Mr. McKay would have been terminated before the expiration of his Employment Agreement for any reason other than death, disability, cause or change of control, then he would have been entitled to receive the salary in effect at the time of termination until the expiration of the term of the Employment Agreement and continued coverage under all health and welfare benefit plans at his expense until the earlier of the expiration of the term or the date on which he is included in another employer’s benefit plans as a full-time employee. Mr. McKay also would have been entitled to receive a cash bonus equal to the cash bonus, if any, he received in the 12 month period prior to termination.

If any of Messrs. Bevack, Reske and Krontiris is terminated before the expiration of his employment agreement for any reason other than death, disability, cause or change of control, then he is entitled to receive the salary in effect at the time of termination for a period of twelve months, any accrued but unpaid bonus payable in accordance with any applicable bonus plan, any accrued salary or benefits payable in cash to which the executive is entitled to under such plans or programs and continued coverage under all health and welfare benefit plans at the expense of Home Savings until the earlier of the expiration of the term or the date upon which he is included in another employer’s benefit plans as a full-time employee.

Non-Compete; Non-Solicitation.  Mr. McKay’s agreement included a non-compete provision only applicable in the event of a change of control, which was described above.

Each of Messrs. Bevack, Reske and Krontiris is subject to a non-compete provision that prohibits him from engaging in the financial institutions business for a period of twelve months following termination of the executive in Mahoning, Trumbull or Columbiana Counties, Ohio, or any other geographic area in which Home Savings or UCFC is doing business, and non-solicitation of customers and employees provisions that prohibit them from soliciting any customers or employees for a period of twelve months following termination of the executive.

Indemnification.  Each of the employment agreements of Messrs. McKay, Bevack, Reske and Krontiris provide for indemnification by Home Savings for liabilities arising out of the executive’s performance of his duties under the employment agreement. Notwithstanding the foregoing, the indemnification provided under the agreement does not extend to matters for which the executive has been terminated or where such indemnification is prohibited by applicable law or regulation.

Suspension or Termination in Connection with certain Special Regulatory Events.  Under each of the employment agreements of Messrs. McKay, Bevack, Reske and Krontiris, if the executive’s employment is terminated or suspended (unless such suspension is stayed) by applicable Federal regulators or if Home Savings is placed in conservatorship or receivership, UCFC and Home Savings’ obligations under the agreements are terminated, except with respect to any vested rights of the executive. In the event of a suspension of an executive where the charges are later dismissed, Home Savings shall pay the executive the amount withheld during such suspension.

Release.  Under Messrs. Bevack, Reske and Krontiris’ agreements, as a condition to receiving any payments for a termination under the agreement as described above, other than a payment of any accrued but unpaid compensation, benefits or bonus, the executive must agree to release Home Savings and its affiliates (including UCFC), employees and directors from any and all claims that the executive may have against Home Savings and its affiliates (including UCFC), employees and directors up to and including the date the executive signs a release in the form provided by Home Savings.

Mr. McKay’s employment agreement did not include a similar provision.

Related Person Transactions

Home Savings makes loans to executive officers and directors of UCFC and its subsidiaries in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Home Savings, and did not involve more than the normal risk of collectability or present other unfavorable features. All outstanding loans to executive officers and directors are current in their payments.

UCFC does not have any related person transactions as defined in Regulation S-K Item 404(a).

OWNERSHIP OF UCFC SHARES

The following table sets forth information about the only persons known to UCFC to own beneficially more than 5% of the outstanding UCFC common shares as of the Voting Record Date:

	Amount and Nature of	Percent of
Name and Address	Beneficial Ownership	Shares Outstanding

United Community Financial Corp.	3,262,381(1)	10.5%
Employee Stock Ownership Plan
2321 Kochs Lane
Quincy, IL 62301
Dimensional Fund Advisors, Inc.	2,189,611(2)	7.1%
1299 Ocean Avenue
11th Floor
Santa Monica, CA 90401

(1)	First Bankers Trust Services, Inc., as the Trustee for the United Community Financial Corp. Employee Stock Ownership Plan (the ESOP), has sole investment power over the ESOP shares. The Trustee has no voting power over any of the shares as all of the shares have been allocated to participants.

(2)	Based on Schedule 13G, dated February 11, 2011, in which Dimensional Fund Advisors, Inc. reports sole voting power over 2,163,115 shares and sole dispositive power over 2,189,611 of the shares reported.

The following table sets forth information regarding the number of UCFC common shares beneficially owned by each director and executive officer as of the voting record date:

	Amount and Nature of
	Beneficial Ownership
	Sole Voting or	Shared Voting or	Percent of
Name and Address(1)	Investment Power	Investment Power	Shares Outstanding

Eugenia C. Atkinson	27,732	0	*
Patrick W. Bevack	289,754(2)	0	*
Richard J. Buoncore	66,833	0	*
Scott N. Crewson	27,158	0	*
Scott D. Hunter	13,667	0	*
Gregory G. Krontiris	47,299(2)	0	*
Douglas M. McKay	679,565(2)	1,200	2.1
James R. Reske	70,864(2)	0	*
Richard J. Schiraldi	28,313	0	*
David C. Sweet	20,217	0	*
Donald J. Varner	173,382	35,814	*
All directors and executive officers as a group (13 persons)	1,557,796(2)	38,814	4.9

*	Less than one percent of the total outstanding.

(1)	Each of the persons listed in this table may be contacted at the address of UCFC.

(2)	Includes the following number of shares that may be acquired upon the exercise of options awarded under the UCFC 1999 and 2007 Long-Term Incentive Plans: Mr. Bevack — 222,572; Mr. Krontiris — 33,333; Mr. McKay — 530,324; Mr. Reske — 33,333; and each of Mrs. Atkinson and Messrs. Buoncore, Crewson, Hunter, Schiraldi, Varner and Dr. Sweet — 2,667; and directors and executive officers as a group — 914,682.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires UCFC’s executive officers and directors, and persons who own more than ten percent of UCFC’s common shares, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and to provide UCFC with a copy of such form. Based on UCFC’s review of the copies of such forms it has received, UCFC believes that its executive officers and directors complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 2010, except for Mr. Hunter, who had one late Form 4 filing reporting one transaction.

AUDIT COMMITTEE REPORT

The Audit Committee of UCFC is responsible for overseeing UCFC’s accounting and internal auditing functions and controls, loan review function and engaging an independent registered public accounting firm to audit UCFC’s financial statements and internal controls over financial reporting. The Audit Committee has adopted a charter to set forth its responsibilities.

As required by the Charter, the Audit Committee received and reviewed the report of Crowe Horwath regarding the results of their audit, as well as the written disclosures and the letter from Crowe Horwath required by Independence Standards Board Standard No. 1. The Audit Committee reviewed and discussed the audited financial statements with the management of UCFC. A representative of Crowe Horwath also discussed with the Audit Committee the independence of Crowe Horwath from UCFC, as well as the matters required to be discussed by Statement of Auditing Standards 61, as may be amended from time to time. Discussions between the Audit Committee and the representative of Crowe Horwath, as well as written communications received from Crowe Horwath, included the following:

•	Crowe Horwath’s responsibilities in accordance with standards of the Public Company Accounting Oversight Board;

•	The initial selection of, and whether there were any changes in, significant accounting policies or their application;

•	Management’s judgments and accounting estimates;

•	Whether there were any significant corrected or uncorrected audit adjustments;

•	Whether there were any disagreements with management;

•	Whether Crowe Horwath became aware of any consultation of UCFC’s management with other accountants;

•	Whether there were any major issues discussed with management prior to Crowe Horwath’s retention;

•	Whether Crowe Horwath encountered any difficulties in performing the audit;

•	Crowe Horwath’s judgments about the quality of UCFC’s accounting principles;

•	Crowe Horwath’s responsibilities for information prepared by management that is included in documents containing audited financial statements; and

•	Other matters.

Based on its review of the financial statements and its discussions with management and the representative of Crowe Horwath, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010.

Richard J. Buoncore, Chairman	Eugenia C. Atkinson	Richard J. Schiraldi	David C. Sweet

SELECTION OF AUDITORS

The Audit Committee of the Board has selected Crowe Horwath as UCFC’s independent registered public accounting firm for the 2011 fiscal year. The Board is requesting that the shareholders ratify this selection. If the shareholders do not ratify the selection of Crowe Horwath, the selection of independent auditors may be reconsidered by the Audit Committee.

Management expects that a representative from Crowe Horwath will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

AUDIT FEES

The Audit Committee is responsible for, among other things, engaging an accounting firm to audit UCFC’s financial statements and internal control over financial reporting. The independent accountants may not provide the non-audit services described in section 10A(g) of the Securities Exchange Act of 1934. The independent accountants may provide other non-audit services, including tax services, if, and only if, approved in advance by the Audit Committee. The Audit Committee may delegate to a subcommittee its authority to approve audit and non-audit services, provided that decisions of the subcommittee are presented to the full Audit Committee for action at its next meeting

The aggregate fees billed by Crowe Horwath to UCFC for the years ended December 31, 2010 and 2009 are shown in the table below. All services related to these fees were approved in advance by the Audit Committee.

	2010	2009

Audit Fees	$330,900	$301,000
Audit-Related Fees(1)	12,900	36,500
Tax Fees(2)	45,875	38,475
All Other Fees	—	3,629

(1)	For 2009, includes fees for time incurred for the sale of Butler Wick & Co., Inc.

(2)	Includes fees for services related to the preparation of various federal, state and local income tax returns and various consulting services.

PROPOSALS OF SHAREHOLDERS, COMMUNICATIONS WITH THE BOARD OF DIRECTORS AND OTHER MATTERS

Any proposals of qualified shareholders intended to be included in the proxy statement for the 2012 Annual Meeting of Shareholders of UCFC should be sent to UCFC by certified mail and must be received by UCFC not later than November 29, 2011. In addition, if a shareholder intends to present a proposal at the 2012 Annual Meeting without including the proposal in the proxy materials related to that meeting, and if the proposal is not received by February 14, 2012, then the proxies designated by the Board of UCFC for the 2012 Annual Meeting of Shareholders of UCFC may vote in their discretion on any such proposal any shares for which they have been appointed proxies without mention of such matter in the proxy statement or on the proxy card for such meeting.

Shareholders may send written communications to the Board or any of the directors c/o Secretary, United Community Financial Corp., 275 West Federal Street, Youngstown, Ohio 44503-1203. All communications will be compiled by the Secretary of UCFC and submitted to the Board or the individual directors.

Management knows of no other business that may be brought before the Annual Meeting. It is the intention of the persons named in the enclosed Proxy to vote the Proxy in accordance with their best judgment on any other matters that may be brought before the Annual Meeting.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.  IF YOU HOLD YOUR SHARES IN “STREET NAME” WITH A BROKER OR OTHER NOMINEE, WE ENCOURAGE YOU TO PROMPTLY PROVIDE YOUR BROKER OR OTHER NOMINEE WITH VOTING INSTRUCTIONS IF YOU WANT YOUR SHARES VOTED AND TO CAREFULLY FOLLOW THE INSTRUCTIONS YOUR BROKER GIVES YOU PERTAINING TO THEIR PROCEDURES. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO COMPLETE, SIGN AND RETURN THE PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE.

By Order of the Board of Directors

Jude J. Nohra
General Counsel & Secretary

Youngstown, Ohio
March 28, 2011

REVOCABLE PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
UNITED COMMUNITY FINANCIAL CORP.
UNITED COMMUNITY FINANCIAL CORP.
2011 ANNUAL MEETING OF SHAREHOLDERS
April 28, 2011
      The undersigned shareholder of United Community Financial Corp. (“UCFC”) hereby constitutes and appoints Jude J. Nohra and James R. Reske, or either of them, as the Proxy or Proxies of the undersigned with full power of substitution and resubstitution, to vote at the Annual Meeting of Shareholders of UCFC to be held at Mr. Anthony’s, 7440 South Avenue, Boardman, Ohio , on April 28, 2011, at 10:00 a.m. Eastern Time (the “Annual Meeting”), all of the shares of UCFC that the undersigned is entitled to vote at the Annual Meeting, or at any adjournment thereof, on each of the following proposals, all of which are described in the accompanying Proxy Statement:
1.	The election of one director and the re-election of two directors for terms expiring in 2014:

☐	FOR all nominees listed below (except as marked to the contrary below):	☐	WITHHOLD authority to vote for all nominees listed below:
Richard J. Buoncore
Richard J. Schiraldi
David C. Sweet
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below).

2.	The ratification of the selection of Crowe Horwath LLP, certified public accountants, as the auditors of UCFC for the current fiscal year.

☐	FOR	☐	AGAINST	☐	ABSTAIN
IMPORTANT: Please sign and date this Proxy on the reverse side.
3.	In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournments thereof.

The Board of Directors recommends a vote “FOR” the nominees and the proposals listed above.

     This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise specified, the shares will be voted FOR proposals 1 and 2.
     All Proxies previously given by the undersigned are hereby revoked. Receipt of the Notice of the Annual Meeting and of the accompanying Proxy Statement is hereby acknowledged.
     ☐ In order to accommodate all shareholders, please check if you plan on attending the Annual Meeting.
     Please sign exactly as your name appears on your Stock Certificate(s). Executors, administrators, trustees, guardians, attorneys and agents should give their full titles.

Signature	Signature

Print or Type Name	Print or Type Name

Dated:	Dated:

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE USA.